EXHIBIT 5.1

[The Ryland Group, Inc. Letterhead]

August 8, 2011

The Ryland Group, Inc.

24025 Park Sorrento, Suite 400

Calabasas, California 91302

Ladies and Gentlemen:

I have acted as general counsel for The Ryland Group, Inc., a Maryland corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the “Registration Statement”) registering 176,000 shares of the Company’s common stock, par value $1.00 per share (the “Plan Shares”), which are issuable pursuant to the terms and conditions of The Ryland Group, Inc. 2011 Non-Employee Director Stock Plan (the “Plan”).

I have examined copies of the Company’s Charter, as amended, By-laws, the Plan, all resolutions adopted by the Company’s Board of Directors relating to the above and other records and documents that I have deemed necessary for the purpose of this opinion. I have also examined such other documents, papers, statutes and authorities as I have deemed necessary to form a basis for this opinion.

Based upon the foregoing, I am of the opinion that the Plan Shares have been duly authorized and will be (when issued, sold and delivered as authorized) validly issued, fully paid and non-assessable.

The opinion set forth herein is limited to matters governed by the laws of the State of Maryland and I express no opinion as to any other laws. This opinion is solely for the benefit of the addressee hereof in connection with the filing of the Registration Statement and may not be used, quoted, relied upon or otherwise referred to for any other purpose without prior written consent.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to me under Item 5 of the Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Timothy J. Geckle

Timothy J. Geckle